July 2004

Ladies and gentlemen,

We will herewith inform you of the shareholders meeting for LOOMIS SAYLES INVESTMENT GRADE BOND FUND (U.S.-domiciled investment trust, "the Fund") will be held on August 5, 2004.

Would you please kindly take your time to read the proxy letter and vote via the postcard enclosed by the end of July?

The summary of the meeting will be as follows:

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(Issues to be discussed)
1. Approval of a distribution contract
2. Approval of a Rule 12,,-1Plan
(and the release of escrowed fees payable under each of the distribution contract and Rule 12b-1 Plan)

(Summary)

     The Fund's Class J shares are distributed by securities brokers in Japan via Loomis Sayles Distributors, L.P. ("the U.S. Distributor"). The Fund had been paying the U.S. Distributor a distribution fee to promote sales of Class J shares of the Fund and the U.S. Distributor had been collecting sales charges from such sales. However, because of an administrative oversight, the formal records of the Fund are unclear as to whether the Fund's trustee board renewed the distribution contract and the Rule 12b-1 Plan beyond October 31, 2003 (even though there never was any intent that the distribution contract and Rule 12b-1 Plan would expire). At meetings on April 23, 2004 and June 4, 2004, the Fund's trustee board voted to approve a new distribution contract effective April 23, 2004 and to seek shareholder approval for the continuance of the old distribution contract and the Rule 12b-1 Plan beyond October 31, 2003 so as to remove any doubt regarding the validity of these arrangements. Pending shareholder approval, the U.S. Distributor will hold in escrow the amounts of the sales charges it retained for the period from November 1, 2003 through April 23, 2004 as well as the distribution fees paid by the Fund for the period from November 1, 2003 until shareholder approval of proposals #1 and #2 EVEN IF BOTH OF THE ISSUES ARE APPROVED, NEITHER NEW OR ADDITIONAL EXPENSE WILL BE INCURRED NOR THE NAV'S IN THE PAST WILL BE AFFECTED. According to the proxy statement, the Fund's trustee board recommends you to approve the issues. However, please judge by yourself whether you approve them or not.

This summary of the proposals is not intended to be complete and is qualified in its entirety by the information contained in the Fund's Proxy Statement.

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This letter is sent to the shareholders as of June 30, 2004.
Thank you very much for investing in the Fund.

                                                                     Very truly,


                                                       [Name of Securities Firm]


(If you have question on this issue, please contact the following:) [Name of Securities Firm]

[This letter is not a certified translation of the original]